Exhibit 99.1

Illumina to acquire SomaLogic, accelerating its proteomics

business and advancing the company’s multiomics strategy

Combines highly complementary proteomics expertise with Illumina’s industry-leading product innovation and global market reach

Positions Illumina to achieve growth in a large, expanding market

Illumina and SomaLogic have partnered in proteomics co-development since late 2021

SAN DIEGO, June 23, 2025 /PRNewswire/ -- Illumina, Inc. (NASDAQ: ILMN) announced today it has entered into a definitive agreement with Standard BioTools (NASDAQ: LAB) under which Illumina will acquire SomaLogic, a leader in data-driven proteomics technology, and other specified assets for $350 million in cash payable at closing, subject to customary adjustments, plus up to $75 million in near-term performance-based milestones and performance-based royalties.

“The acquisition of SomaLogic will enhance Illumina’s presence in the expanding proteomics market and advance the multiomics strategy we announced in 2024. This will strengthen the value of the NovaSeq X product today and unlock greater capabilities in the future,” said Jacob Thaysen, chief executive officer of Illumina. “Illumina and SomaLogic have partnered closely for more than three years, and this combination increases our ability to serve our customers and accelerate our technology roadmap towards advanced biomarker discovery and disease profiling.”

This transaction builds on a co-development agreement Illumina established with SomaLogic in December 2021 to bring the SomaScan® Proteomics Assay onto Illumina’s high-throughput next-generation-sequencing (NGS) platforms. Illumina Protein Prep is currently in use with nearly 40 early-access customers globally and will become available to all customers starting in the third quarter of 2025. Combining SomaLogic’s proteomics technology with Illumina’s scalable NGS ecosystem, DRAGEN™ software, and Illumina Connected Multiomics will accelerate the technology development roadmap for proteomics and reduce time and cost of proteomic research.

“We are taking the scalability of NGS into proteomics,” continued Thaysen. “Illumina will remain an open, accessible, and enabling NGS platform. The Company is committed to maintaining and supporting its existing proteomics partnerships as well as continuing to develop the sequencing ecosystem and supporting a wide variety of multiomics solutions.”

Scientific evidence* presented over the past year demonstrates the strength of SomaLogic’s proteomics offerings in the areas of plexity, scalability, and technical reproducibility. In addition, researchers can generate significant and pivotal insights with high sensitivity, high throughput, and thousands of protein markers in a single experiment.

SomaLogic has approximately 250 employees worldwide working in commercial, R&D, lab operations, manufacturing, and other roles. The company’s Boulder, Colorado, facilities—including a CLIA- and CAP-certified lab, office, and manufacturing space—will be part of the purchase. SomaLogic has a global footprint serving customers.

This transaction brings SomaLogic’s aptamer-based affinity proteomics platform into Illumina’s portfolio, enhancing Illumina’s presence in a high-growth area within the proteomics market. The kitted NGS-based panels business will add a high-margin consumables revenue stream. Based on the projected closing date, Illumina expects this business to become profitable in 2027 on a non-GAAP operating income basis, and for non-GAAP operating margins to be in line with Illumina in 2028.

Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory clearance. The parties intend to make the necessary filing under the Hart-Scott-Rodino Act in the United States in due course. Illumina expects to close the transaction in the first half of 2026. Until then, the companies will continue to operate as separate and independent entities.

Goldman Sachs and Co. LLC is serving as financial advisor and Cravath, Swaine & Moore LLP is serving as legal advisor to Illumina. Centerview Partners LLC is serving as financial advisor to Standard BioTools, and Freshfields LLP and Richards, Layton & Finger P.C. are serving as its legal counsel. UBS Investment Bank is serving as financial advisor to the Special Committee of the Standard BioTools Board of Directors.

Use of forward-looking statements

This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors to which our business is subject that could cause actual results to differ materially from those in any forward-looking statements are: (i) the completion of the proposed transaction on the anticipated terms and timeline, or at all, including the ability of the parties to obtain required regulatory clearance—such as under the Hart-Scott-Rodino Act in the United States or from government authorities that may have or assert jurisdiction outside the United States—and to satisfy other conditions to closing; (ii) the future conduct and growth of the business and the markets in which we operate, including the proteomics market; (iii) the success of products and services competitive with our own; (iv) our ability to successfully integrate SomaLogic into our existing operations and SomaLogic’s technology and products into our portfolio; (v) our ability to sell SomaLogic’s products and further develop SomaLogic’s technology; (vi) our ability to successfully manage partner and customer relationships in the proteomics market; (vii) our ability to manufacture robust instrumentation and consumables including SomaLogic’s products; (viii) challenges inherent in developing, manufacturing, and launching new products and services, including expanding or modifying manufacturing operations and reliance on third-party suppliers for critical components; (ix) challenges inherent in developing, manufacturing, and launching new products and services; and (x) customer uptake of, and satisfaction with, new products and services, together with other factors detailed in our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. We undertake no obligation, and do not intend, to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current quarter.

About Illumina

Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as a global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit illumina.com and connect with us on X, Facebook, LinkedIn, Instagram, TikTok, and YouTube.

Contacts

Investors:

Brian Blanchett

IR@illumina.com

Media:

Christine Douglass

PR@illumina.com

*References:

1. Rooney MR, Chen J, Ballantyne CM, et al. Plasma proteomic comparisons change as coverage expands for SomaLogic and Olink. medRxiv. Preprint posted online July 12, 2024. doi:10.1101/2024.07.11.24310161

2. Kirsher DY, Chand S, Phong A, Nguyen B, Szoke BG, Ahadi S. The current landscape of plasma proteomics: technical advances, biological insights, and biomarker discovery. bioRxiv. Preprint posted online February 19, 2025. doi: 10.1101/2025.02.14.638375

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